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                                                                    EXHIBIT 21.1

                                ATC Subsidiaries


ATC Blattert Inc.
ATC Construction Services Inc.
ATC Environmental Inc.
ATC InSysTechnology Inc.
ATC Management Inc.
Bing Yen & Associates, Inc.
ATC New England Corp.
Environmental Warranty, Inc.
Hygeia Laboratories Inc.